EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $2.1 Million for 2010, and a Fourth Quarter Loss of $1 Million

MCLEAN, Va., Jan. 27, 2011 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA) announced today that net income for the year ended December 31, 2010 was $2.1 million down from $2.4 million for the year ended December 31, 2009. The decline was largely attributable to a fourth quarter loan loss provision of $4.8 million and corresponding charge-offs on two related loans which will be discussed in more detail below.

Overview

Net income for the year ended December 31, 2010 was $2.1 million, down from $2.4 million for the year ended December 31, 2009. During 2009 we recognized a gain of $11.2 million on the Greater Atlantic acquisition as well as a gain on the Millennium Warrenton branch acquisition in the amount of $423 thousand. Other than temporary impairment (OTTI) charges on investment securities related to credit were $7.7 million in 2009. OTTI charges on investment securities related to credit were $288 thousand in 2010. Net interest income for 2010 was $24.7 million compared to $15.3 million in 2009, attributable primarily to the acquisition of Greater Atlantic Bank late in the fourth quarter of 2009.

Southern National's efficiency ratio improved from 66.36% for the year ended December 31, 2009 to 54.85% for the year ended December 31, 2010. The efficiency ratio in 2009 was impacted by one-time costs incurred in the Greater Atlantic Bank acquisition.

There was a net loss in the fourth quarter of 2010 of $1 million, compared to net income of $1.7 million for the fourth quarter of 2009. Net interest income for the fourth quarter was $5.9 million up from $4.8 million for the same quarter last year attributable primarily to the acquisition of Greater Atlantic Bank late in the fourth quarter of 2009. Last year's fourth quarter benefitted from the gain of $11.2 million from the Greater Atlantic Bank bargain purchase transaction partially offset by OTTI charges related to credit of $5.6 million on the trust preferred portfolio.

Total assets of Southern National Bancorp of Virginia were $591.2 million as of December 31, 2010, down from $610.7 million as of December 31, 2009. It was a challenging year for asset growth. We experienced repayments in both the covered and non-covered loan portfolios as well as in our securities portfolio. While there are opportunities to add loans where the risk adjusted yields appear to justify the investment, for the second half of the year it was difficult to make the same determination for securities.

Net Interest Margin

Net interest income was $24.7 million during the year ended December 31, 2010, compared to $15.3 million during the prior year. Average loans during 2010 were $460.6 million compared to $339.1 million last year. The Greater Atlantic Bank loan discount accretion contributed $2.8 million during 2010, of which $2.3 million was related to HELOCs. The net interest margin was 4.48% for the year ended December 31, 2010 compared to 3.66% for the year ended December 31, 2009. The yield on securities is expected to remain flat as we proceed through 2011 and the yield on portfolio loans which declined in late 2010 as a result of fixed rate loans rolling into floating rates which are customarily subject to floors in today's market but which were not, four or five years ago, should decline slightly. On the other hand, we had paid rates in excess of market on large money market accounts for former Greater Atlantic Bank customers to retain them and as of the beginning of January, we have cut those rates.

Net interest income was $5.9 million in the quarter ended December 31, 2010 up from $4.8 million during the same period last year. The accretion of the discount on Greater Atlantic Bank's loans contributed $607 thousand to fourth quarter net interest income. $515 thousand of the discount accretion was recognized related to home equity lines of credit (HELOCs). The Bank adjusted the fair value of the HELOCs at acquisition such that the ongoing yield would reflect market rates at the time of acquisition. Sonabank's net interest margin was 4.28% in the fourth quarter, down from 4.38% in the third quarter of 2010. This decline is attributable to repricing of loans that had fixed rates which expired and converted to floating rates during the third and fourth quarters of 2010. This was partially offset by additional discount accretion of $55 thousand on one of the trust preferred securities because we received a principal repayment of $514 thousand during the fourth quarter. The net interest margin was 4.04% during the fourth quarter of 2009.

Noninterest Income

Noninterest income decreased to $1.4 million during 2010 from $5.6 million in 2009. During the year ended December 31, 2009, there were OTTI charges related to credit of $7.7 million compared to $288 thousand for 2010. In addition to the gain on the Greater Atlantic acquisition of $11.2 million, we recorded a gain of $423 thousand on the Millennium Warrenton Branch acquisition in the third quarter of 2009. Noninterest income for 2010 included account maintenance and deposit service fees of $900 thousand compared to $676 thousand for 2009 with the increases resulting from the Greater Atlantic Bank and Millennium Branch acquisitions.

During the fourth quarter of 2010 Sonabank had noninterest income of $351 thousand compared to noninterest income of $5.6 million during the fourth quarter of 2009. During the fourth quarter of 2009 we recognized a bargain purchase gain on the Greater Atlantic acquisition in the amount of $11.2 million. Additionally, in the fourth quarter of 2009 we recognized an OTTI charge related to credit of $5.5 million related to our holdings of trust preferred securities and an OTTI charge related to credit of $139 thousand related to a private label CMO. During the fourth quarter of 2010 we recognized an OTTI charge related to credit of $151 thousand related to trust preferred securities.

Noninterest Expense

Noninterest expenses were $3.1 million and $14.5 million during the fourth quarter and the year ended December 31, 2010, respectively, compared to $3.5 million and $11.1 million during the same periods in 2009. A net change in the FDIC indemnification asset resulting from the netting of accretion of the FDIC indemnification asset and decreases resulting from loans identified with evidence of credit deterioration at acquisition that paid off in 2010 reduced noninterest expense by $175 thousand during the fourth quarter of 2010, and increased noninterest expense by $281 thousand for the year ended December 31, 2010. The amortization of the Greater Atlantic Bank core deposit intangible added $50 thousand during the fourth quarter and $200 thousand during the year ending December 31, 2010. The remaining increases were primarily attributable to the costs of operating a thirteen branch system rather than an eight branch system, partially offset by the reversal of bonus accruals totaling $111 thousand for the year.

Loan Portfolio

The composition of our loan portfolio consisted of the following at December 31, 2010 and 2009 (in thousands):

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans	Loans	Loans	Loans	Loans	Loans
	December 31, 2010			December 31, 2009
Mortgage loans on real estate:
Commercial real estate - owner-occupied	$ 5,246	$ 81,487	$ 86,733	$ 6,613	$ 76,765	$ 83,378
Commercial real estate - non-owner-occupied	13,898	76,068	89,966	17,881	63,059	80,940
Secured by farmland	--	3,522	3,522	--	6,471	6,471
Construction loans to residential builders	--	--	--	--	5,436	5,436
Other construction and land loans	1,098	39,980	41,078	3,498	42,564	46,062
Residential 1-4 family	29,935	58,900	88,835	33,815	61,024	94,839
Multi- family residential	563	19,177	19,740	2,570	10,726	13,296
Home equity lines of credit	40,287	10,532	50,819	44,235	10,532	54,767
Total real estate loans	91,027	289,666	380,693	108,612	276,577	385,189

Commercial loans	998	76,644	77,642	3,184	70,757	73,941
Consumer loans	146	2,010	2,156	193	3,528	3,721
Gross loans	92,171	368,320	460,491	111,989	350,862	462,851

Less unearned income on loans	--	(554)	(554)	--	(564)	(564)
Loans, net of unearned income	$ 92,171	$ 367,766	$ 459,937	$ 111,989	$ 350,298	$ 462,287

Loans

Total loans declined slightly from $462.3 million at the end of December 2009 to $459.9 million at December 31, 2010. An increase in the non-covered portfolio by $17.5 million to $367.8 million was offset by a $19.8 million decrease in the covered portfolio. Loan demand was reasonably firm but there were significant payoffs in both the covered and non-covered portfolios.

Loan Loss Provision/Asset Quality

Our provision for loan losses for the fourth quarter of 2010 was $4.8 million and was primarily related to charge-offs of a similar amount on two related loans, one a development loan and one a residential mortgage on a house in the development. The development loan was made to an LLC, which was part of a large complex which included the Kluge Winery. Another creditor foreclosed on the Kluge Winery on December 8, 2010. As a consequence we charged down the development loan to net realizable value as indicated by a December 2010 appraisal. We also charged down the residential loan (which was less than 90 days past due at the end of the year) based on our best estimate using the most recent appraisal in file since our most recent appraisal is approximately a year old. Both loans have been placed on non-accrual. We are proceeding toward foreclosure on the development property and are actively pursuing all avenues to potential recovery.

During the fourth quarter of 2009 our provision for loan losses was $4.3 million with charge-offs of $4.0 million. One of the charge offs was related to a $1.8 million commercial and industrial loan caused by a fraud perpetrated on the Bank. The borrower was apprehended, convicted and is now in prison. We have pursued all available avenues for recovery thus far to no avail. We believe our losses follow a fact pattern that would make the loss collectible under our insurance policy. We continue to evaluate opportunities for recovery of this loan through our insurance carrier.

Non-covered loans and other real estate owned (OREO) – Non-covered OREO as of December 31, 2010 was $3.9 million compared to $2.8 million as of the end of the previous year. During the year we had six foreclosures (two commercial real estate loans and four residential mortgage loans) in an aggregate amount of $3.1 million and OREO sales of $2.0 million. Non-covered OREO was comprised of the Culpeper lots, a small commercial property in Charlottesville and three residential properties.

Nonaccrual loans were $10.1 million (including $1.4 million of loans fully covered by SBA guarantees) at December 31, 2010 up from $5.7 million (including $1.5 million of loans fully covered by SBA guarantees) at the end of last year.  The ratio of non-covered non-performing assets to total non-covered assets increased from 1.72% (1.41% excluding the SBA guaranteed loans) at the end of 2009 to 2.81% (2.52% excluding the SBA guaranteed loans) at December 31, 2010, primarily due to the addition of the two loans discussed above. The portions of these SBA loans that were unguaranteed were charged off.

We had charge-offs totaling $8.3 million during the year ended December 31, 2010 of which $4.6 related to the two loans described above. Charge-offs during the year ended December 31, 2009 totaled $5.7 million. We had recoveries totaling $167 thousand during 2010 and $157 thousand during 2009.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans at December 31, 2010 was 1.52%, up from 1.48% at the end of 2009.  Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $56.0 million at December 31, 2010 compared to $76.2 million at the end of 2009. The decline was the result of prepayments and sales. There were no purchases during 2010. During the year it was very difficult to find securities where the prospective earnings outweighed potential losses in the event of a backup in interest rates.

After the Greater Atlantic transaction on December 4, 2009, we sold all of their securities except for their SBA guaranteed loan pools which have a fair value of $11.0 million at December 31, 2010.  We believe that these pools provide good coverage in a rising interest rate environment and sit well within our asset liability management strategy.

In the second, third and fourth quarters of 2009 we recorded credit-OTTI in an aggregate amount of $7.6 million on our trust preferred securities. In 2010 the reality was much more complicated. On three of the securities we own, the ALESCO 7A, the MMCF II and the MMCF III we own the senior tranche. On the ALESCO 7A we received a principal payment of $514 thousand in the fourth quarter, and since we own the security at a discount, recorded accretion of $55 thousand. On the remaining seven trust preferred securities we own (which have been written down to $1.3 million) we continued to have problems although at a diminished level. An article in the American Banker noted that "…new deferrals are slowing. Through the first 11 months of the year, 161 banks ceased making payments on their collateralized debt, compared to 246 in the same period the year before. The bigger question is what portion of already deferring banks ultimately is able to return to paying status. And on that front there's room for cautious optimism. Twelve deferring banks had cured through November 30th compared to just two in all of 2009."  Based on our assumptions, we recorded a fourth quarter 2010 OTTI charge related to credit concerns on two of those securities of $151 thousand. Going forward we expect a continuation in the discrepancy in the performance between the most senior tranches and the less senior tranches since after the year 2013, additionally banks with assets over $15 billion will no longer be allowed to count down streamed trust preferred proceeds as Tier 1 capital (although it will still be counted as Tier 2 capital). That will incent the large banks to prepay their trust preferred securities if they can or if it is economically desirable. As a consequence we have projected in all of our pools that 25% of the banks with assets over $15 billion will prepay in 2013. A summary of the trust preferred portfolio is as follows:

		Ratings						Estimated
	Tranche	When Purchased		Current Ratings				Fair
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 7,873	$ 7,029	$ 4,395
MMCF II B	Senior Sub	A3	AA--	Baa2	BB	496	456	465
MMCF III B	Senior Sub	A3	A--	Ba1	CC	656	641	410
						9,025	8,126	5,270

Other Than Temporarily Impaired:
TPREF FUNDING II	Mezzanine	A1	A--	Caa3	C	1,500	517	517
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,051	126	399
TRAP 2007-XIII D	Mezzanine	NR	A--	NR	C	2,032	--	27
MMC FUNDING XVIII	Mezzanine	A3	A--	Ca	C	1,043	85	113
ALESCO V C1	Mezzanine	A2	A	Ca	C	2,062	456	456
ALESCO XV C1	Mezzanine	A3	A--	C	C	3,089	29	102
ALESCO XVI C	Mezzanine	A3	A--	Ca	C	2,058	114	379
						13,835	1,327	1,993

Total						$ 22,860	$ 9,453	$ 7,263

			Previously
		% of Current	Recognized
		Defaults and	Cumulative
	Current	Deferrals	Other
	Defaults and	to Current	Comprehensive
Security	Deferrals	Collateral	Loss (1)

ALESCO VII A1B	$ 184,056	31%	$ 316
MMCF II B	34,000	29%	40
MMCF III B	37,000	32%	15
			$ 371

			Cumulative	Cumulative
			Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:			Loss (2)	Credit Loss (2)
TPREF FUNDING II	125,100	36%	738	$ 245
TRAP 2007-XII C1	137,705	28%	1,345	579
TRAP 2007-XIII D	220,250	29%	--	2,032
MMC FUNDING XVIII	111,682	34%	488	470
ALESCO V C1	115,942	36%	945	661
ALESCO XV C1	266,100	40%	501	2,559
ALESCO XVI C	149,900	30%	764	1,180
			$ 4,781	$ 7,726

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

At December 31, 2010 the securities portfolio (held to maturity and available for sale) was comprised of the following:

  As of December 31, 2010 we owned $34.1 million of FNMA and FHLMC mortgage-backed securities, down from $50.3 million at December 31, 2009. Since the conservatorship, these securities carry the full faith and credit of the US Government. As of December 31, 2010 the fair market value of these securities was $35.3 million.

  We own $11.0 million in guaranteed SBA loan pools acquired from the FDIC in the Greater Atlantic transaction which are designated as available-for-sale.

  We own 55,000 shares of the Freddie Mac perpetual preferred stock Series V. The fair value of these shares at December 31, 2010 was $30 thousand.

  We also own $1.2 million of SARM 2005-22 1A2. This residential collateralized mortgage obligation was originally rated AAA by Standard and Poors. After a series of downgrades Standard and Poors now rates it CCC. This security has been evaluated for potential impairment. Based on the review of the trustee report, shock analysis, and current information regarding delinquencies, nonperforming loans, and credit support, it has been determined that an OTTI charge for credit does not exist in excess of charges already recognized in prior periods as of December 31, 2010. The assumptions used in the analysis included a 7% prepayment speed, 15% default rate, a 55% loss severity (which is roughly equivalent to the cumulative severity of the past 12 months) and an accounting yield of 3.60%. We recorded OTTI charges for credit on this security of $139 thousand in 2009 and additional OTTI charges for credit of $137 thousand during the first three quarters of 2010.

Deposits

Non-interest bearing deposits were $34.5 million at December 31, 2010 compared to $33.3 million at the end 2009. Brokered certificates of deposit declined from $70.0 million at the end of 2009 to $27 million as of December 31, 2010, while other certificates of deposit decreased by $22.3 million. Money market accounts increased $39.7 million during 2010, partially as a result of former Greater Atlantic Bank customers shifting from certificates of deposit into money market accounts.

Stockholders' Equity

Total stockholders' equity increased to $99.4 million as of December 31, 2010 from $97.1 million at December 31, 2009. Our Tier 1 Risk Based Capital Ratios were 20.58% and 19.80% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of December 31, 2010.

Southern National Bancorp of Virginia, Inc. is the holding company for Sonabank, which operates twelve branches in Virginia, located in McLean, Reston, Fairfax, Leesburg (2), Warrenton (2), Charlottesville, New Market, South Riding, Front Royal, and Clifton Forge and one in Rockville, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	December 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$ 9,745	$ 8,070
Investment securities-available for sale	11,068	18,505
Investment securities-held to maturity	44,895	57,696
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,350	5,940
Loans receivable, net of unearned income	459,937	462,287
Allowance for loan losses	(5,599)	(5,172)
Net loans	454,338	457,115
Intangible assets	11,628	12,571
Bank premises and equipment, net	4,659	3,225
Bank-owned life insurance	14,568	14,014
FDIC indemnification asset	18,536	19,408
Other assets	15,367	14,130
Total assets	$ 591,154	$ 610,674

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 34,529	$ 33,339
Interest-bearing deposits	396,445	422,452
Securities sold under agreements to repurchase and other short-term borrowings	23,908	22,020
Federal Home Loan Bank advances	35,000	30,000
Other liabilities	1,828	5,739
Total liabilities	491,710	513,550
Stockholders' equity	99,444	97,124
Total liabilities and stockholders' equity	$ 591,154	$ 610,674

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Interest and dividend income	$ 7,966	$ 6,631	$ 33,173	$ 23,406
Interest expense	2,094	1,788	8,513	8,077
Net interest income	5,872	4,843	24,660	15,329
Provision for loan losses	4,750	4,335	8,525	6,538
Net interest income after provision for loan losses	1,122	508	16,135	8,791
Account maintenance and deposit service fees	214	234	900	676
Income from bank-owned life insurance	138	147	554	579
Gain on sale of loans	--	51	--	206
Net gain on acquisitions	--	11,161	--	11,584
Gain (loss) on other assets	123	(387)	(274)	(214)
Net impairment losses recognized in earnings	(151)	(5,637)	(288)	(7,714)
Gain on securities	--	--	142	371
Other	27	5	341	86
Noninterest income	351	5,574	1,375	5,574
Employee compensation and benefits	1,388	1,364	6,186	4,461
Occupancy expenses	656	595	2,692	2,131
FDIC assessment	165	117	705	755
Change in FDIC indemnification asset	(175)	--	281	--
Other expenses	1,084	1,465	4,647	3,715
Noninterest expense	3,118	3,541	14,511	11,062
Income before income taxes	(1,645)	2,541	2,999	3,303
Income tax expense	(604)	821	868	947
Net income	$ (1,041)	$ 1,720	$ 2,131	$ 2,356

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Per Share Data :
Earnings per share - Basic	$ (0.09)	$ 0.18	$ 0.18	$ 0.31
Earnings per share - Diluted	$ (0.09)	$ 0.18	$ 0.18	$ 0.31
Book value per share			$ 8.58	$ 8.38
Tangible book value per share			$ 7.58	$ 7.30
Weighted average shares outstanding - Basic	11,590,212	9,819,379	11,590,212	7,559,962
Weighted average shares outstanding - Diluted	11,590,212	9,819,379	11,592,865	7,559,962
Shares outstanding at end of period			11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	-0.68%	1.32%	0.35%	0.52%
Return on average equity	-4.09%	8.12%	2.14%	3.24%
Yield on earning assets	5.80%	5.54%	6.03%	5.60%
Cost of funds	1.76%	1.80%	1.79%	2.27%
Cost of funds including non-interest bearing deposits	1.66%	1.68%	1.68%	2.12%
Net interest margin	4.28%	4.04%	4.48%	3.66%
Efficiency ratio (1)	49.88%	67.72%	54.85%	66.36%
Net charge-offs (recoveries) to average loans	1.03%	1.03%	1.76%	1.65%
Amortization of intangibles	$ 236	$ 186	$ 943	$ 731

	As of
	December 31,	December 31,
	2010	2009

Stockholders' equity to total assets	16.82%	15.90%
Tier 1 risk-based captial ratio	20.58%	17.32%
Intangible assets:
Goodwill	$ 8,713	$ 8,713
Core deposit intangible	2,915	3,858
Total	$ 11,628	$ 12,571

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)	$ 10,085	$ 5,734
Loans past due 90 days and accruing interest	--	--
Other real estate owned	3,901	2,796
Total nonperforming assets	$ 13,986	$ 8,530
Allowance for loan losses to total non-covered loans	1.52%	1.48%
Nonperforming assets to total non-covered assets	2.81%	1.72%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets	2.52%	1.41%
Nonperforming assets to total non-covered loans and OREO	3.76%	2.42%
Nonperforming assets excluding SBA guaranteed loans to total non-covered loans and OREO	3.38%	1.98%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities, and impairment losses recognized in earnings .
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $1.4 million and $1.5 million at December 31, 2010 and 2009, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp, NASDAQ Symbol SONA
         Website: www.sonabank.com